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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                               MICRION CORPORATION
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             (Exact name of registrant as specified in its charter)


            Massachusetts                                 04-2892070
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(State of incorporation or organization)       (IRS Employer Identification No.)

   One Corporation Way, Peabody, MA                         01960
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(Address of principal executive offices)                  (Zip Code)

If this Form relates to                        If this Form relates to the
the registration of a                          registration of a class of debt
class of debt securities                       securities and is to become
and is effective upon                          effective simultaneously with
filing pursuant to General                     the effectiveness of a concurrent
Instruction A(c)(1)please                      registration statement under the
check the following box. [  ]                  Securities Act of 1933 pursuant
                                               to General Instruction A(c)(2)
                                               please check the following
                                               box.   [  ]

Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

                      (Name of each exchange on which each
                           class is to be registered):


Securities to be registered pursuant to Section 12(g) of the Act:

                JUNIOR PREFERRED STOCK PURCHASE RIGHTS (AMENDED)
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                    (Title of each class to be so registered)



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Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     As of July 30, 1997, the Board of Directors (the "Board") of Micrion Corporation (the "Company") declared a dividend of one purchase right ("Right") for every outstanding share of the Company's common stock, no par value (the "Common Stock"). The terms of the Rights are set forth in a Rights Agreement dated as of July 30, 1997 (the "Rights Agreement") between the Company and BankBoston, N.A., and are described in a Form 8-A filed by the Company with regard to the Junior Preferred Stock Purchase Rights on July 30, 1997 (the "July 30, 1997 8-A"). A copy of the Rights Agreement (including as exhibits the form of Rights Certificate and the Summary of Rights) is attached as an exhibit to the July 30, 1997 8-A. The description of the Rights contained in the July 30, 1997 8-A does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated therein and herein by reference.

     The Rights Agreement has been amended by a First Amendment to Rights Agreement dated as of December 2, 1998 (the "Amendment"). The Amendment has the effect of exempting certain entities from the definition of "Acquiring Person", which exemption effectively allows such entities to acquire or obtain the rights to acquire beneficial ownership of 15% or more of the outstanding shares of the Common Stock of the Company. Such exemption may not apply upon the occurrence of certain specified events set forth in the Amendment. The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.



Item 2.   EXHIBITS

1. Rights Agreement, dated as of July 30, 1997 (the "Rights Agreement") between Micrion Corporation and BankBoston, N.A., as Rights Agent.*

2. Form of Certificate of Vote of Directors Establishing a Series of a Class of Stock of the Company, with respect to the Series A Junior Preferred Stock, par value $.01 per share (attached as Exhibit A to the Rights Agreement).*

3. Form of Rights Certificate (attached as Exhibit B to the Rights Agreement). Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until the Distribution Date (as defined in the Rights Agreement).*

4.   Summary of Rights (attached as Exhibit C to the Rights Agreement).*


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5.   First Amendment to Rights Agreement dated as of December 2, 1998.

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*    Incorporated by reference to the exhibit filed with the Company's Form 8-A dated July 30, 1997.



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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             MICRION CORPORATION



Dated:  December 3, 1998                     By: /s/ Nicholas P. Economou
                                                --------------------------------
                                             Name:   Nicholas P. Economou
                                             Title:  President and Chief
                                                     Executive Officer



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